FOR IMMEDIATE RELEASE
May 8, 2006

Extendicare Health Services, Inc. Releases 2006 First Quarter Results

MILWAUKEE, WISCONSIN – Extendicare Health Services, Inc. reported net income from continuing operations for the 2006 first quarter of $11.4 million compared to $12.9 million in the 2005 first quarter. The 2005 first quarter results included pre-tax prior period Medicaid settlement adjustments of $3.6 million compared to $1.3 million recorded in the 2006 first quarter. The contribution from newly acquired or constructed facilities and from nursing home funding increases was primarily offset by increased costs of care, and lower overall occupancy between quarters.

Extendicare Health Services, Inc. (EHSI) is a wholly owned subsidiary of Extendicare Inc. (TSX: EXE.MV and EXE.SV; NYSE: EXE).

Extendicare Inc.’s special committee of its Board of Directors is continuing to review strategic alternatives for the company, which may include a sale or reorganization of all, or part of Extendicare Inc., and thus EHSI. Extendicare Inc. has retained legal counsel and Lehman Brothers and CIBC World Markets as its investment advisors. Management expects to announce the recommendation of the independent committee in the next two to three weeks.

“EHSI successfully adopted the nine new RUGs categories implemented by the Centers for Medicare & Medicaid Services on January 1, 2006, enabling the Company to report an increase in average daily Medicare rates compared to the fourth quarter of 2005,” commented Mel Rhinelander, Chairman and CEO. “This performance is substantially better than previously estimated and is the result of our continued focus on higher acuity Medicare patients. Despite the higher costs associated with caring for these patients, they still offer the highest level of reimbursement.”

EHSI’s average daily census (ADC) of Medicare patients on a same-facility basis declined 3.6% to 2,345 in the 2006 first quarter from 2,433 in the 2005 first quarter. Medicare ADC however, did improve 5.8% from the 2005 fourth quarter of 2,216. As a percent of same-facility nursing home census, Medicare ADC was 18.6% in the 2006 first quarter compared to 19.0% in the 2005 first quarter, and 17.5% in the 2005 fourth quarter. During the 2006 first quarter, nursing home occupancy on a same-facility basis declined to 92.4% from 93.5% in the 2005 first quarter, and from 92.6% in the 2005 fourth quarter.

EHSI’s average daily Medicare Part A rate increased 7.9% to $367.06 in the 2006 first quarter from $340.12 in the 2005 first quarter, and increased from $362.75 in the 2005 fourth quarter. The October 2005 market basket increase accounted for 3.1% of the increase over the 2005 first quarter. The balance of the improvement was attributable to the increase in the acuity care levels of Medicare patients served and changes to the RUGs classifications as of January 1, 2006.

Quarters ended March 31, 2006 and March 31, 2005
Revenue from continuing operations grew $19.1 million, or 6.6%, during the 2006 first quarter to $307.3 million from the 2005 first quarter. Excluding an improvement of $25.7 million from newly acquired or constructed facilities, revenue on a same-facility basis declined by $6.6 million mainly due to favorable settlement adjustments received in the 2005 first quarter of $16.9 million compared to $1.3 million in the 2006 first quarter. Prior to these settlement adjustments, same-facility revenue during the 2006 first quarter grew by $9.0 million, or 3.8%, mainly due to improvements in nursing home funding of $12.0 million as a result of rate increases and changes in acuity levels of patients served, and an improvement of $1.5 million from other items, partially offset by lower nursing home occupancy of $4.5 million.

EBITDA was relatively unchanged at $40.5 million in the 2006 first quarter compared to $40.6 million in the 2005 first quarter. As a percent of revenue, EBITDA for the quarter declined to 13.2% compared to 14.1% in the 2005 first quarter. Newly acquired or constructed facilities contributed EBITDA of $11.0 million in the 2006 first quarter compared to $5.3 million in the 2005 first quarter, representing a $5.7 million improvement. Net prior period settlement adjustments were lower by $2.3 million, with $1.3 million received in the 2006 first quarter compared to $3.6 million ($16.9 million of revenue net of $13.3 million of provider tax expense) in the 2005 first quarter. EBITDA from same-facility operations, excluding the prior period settlement adjustments, declined by $3.5 million to $28.2 million in the 2006 first quarter from $31.7 million in the 2005 first quarter.

The growth in same-facility revenue of $9.0 million (prior to the settlement adjustments mentioned above) was offset by a $12.5 million increase in operating, administrative and lease costs. Labor-related costs grew by $6.7 million representing a 4.5% increase over the 2005 first quarter, of which $0.9 million was an increase in the accrual for share appreciation rights, as a result of the rise in Extendicare Inc.’s stock price. State assessments and bed taxes imposed in conjunction with Medicaid funding increases were higher by $1.6 million. In addition, cost increases were realized for utility, travel and phone costs of $1.0 million, bad debts of $0.9 million, professional fees of $0.5 million, and other costs of $1.8 million.

Net Income Comparison of 2006 First Quarter to the 2005 Fourth Quarter
In comparison to the 2005 fourth quarter, the 2006 first quarter net income from continuing operations improved by $4.4 million from $7.0 million to $11.4 million. Results for the 2005 fourth quarter included an after-tax loss of $2.3 million compared to an after-tax gain of $0.1 million in the 2006 first quarter for the valuation of interest rate caps and disposal or impairment of assets and other items. Excluding these items, net income from continuing operations improved by $2.0 million. This improvement was due to an increase in overall census and higher rates, partially offset by higher operating costs, and two less days in the quarter. Operating cost increases related to the accrual for share appreciation rights of $1.3 million and utility costs of $0.7 million.

Discontinued Operations
Of the three Minnesota nursing properties included in discontinued operations at the end of December 2005, one of the vacant facilities was sold in the first quarter of 2006 for cash proceeds of $1.2 million, which resulted in a pre-tax recovery of $0.9 million. At March 31, 2006, the carrying value of the two remaining properties of $1.1 million was included in assets held for sale, which are included in other assets.

In the first quarter of 2006, due to poor financial performance and future capital needs of the facility, EHSI decided to close an assisted living facility located in Texas (60 units) and actively pursue the disposition of the property. As a result, the Company has classified the financial results of this facility to discontinued operations and recorded an impairment charge of $1.7 million to reduce the property value to $1.7 million. In addition, the lease term for an assisted living facility in Washington (63 units) ended and EHSI decided to terminate its operations due to poor financial performance. As a result, the financial results of this facility have been reclassified to discontinued operations. There was no gain or loss on disposition of the operations and leasehold interest.

In December 2005 EHSI sold its Lakeside nursing facility, located in Wisconsin. The facility, which was formerly leased to an operator, was classified as a discontinued operation. In the 2006 first quarter, EHSI incurred a general liability punitive settlement of $1.4 million, which is included in the loss from discontinued operations.

Other Items
On March 1, 2006, EHSI completed the acquisition of two nursing facilities (417 beds) in Pennsylvania for $24.7 million in cash. Also, EHSI has executed a purchase agreement to acquire a currently leased nursing facility in Ohio, comprising 150 beds, in the 2006 second quarter for approximately $9.0 million in cash.

About Us
Extendicare Health Services, Inc. of Milwaukee, Wisconsin, is a wholly owned subsidiary of Extendicare Inc., and is a major provider of long-term care and related services in the United States. Through its subsidiaries, Extendicare Inc. operates 438 nursing and assisted living facilities in the United States and Canada, with capacity for over 34,700 residents. As well, through its operations in the United States, Extendicare offers medical specialty services such as subacute care and rehabilitative therapy services, while home health care services are provided in Canada. Extendicare Inc. employs 38,300 people in North America.

In a separate news release issued today, Extendicare Inc. announced its 2006 first quarter financial results. On May 9, 2006, at 10:00 a.m. (ET), Extendicare Inc. will hold a conference call to discuss its results for the first quarter. The call will be webcast live, and archived, in the investor information section of the Company’s website at www.extendicare.com. Alternatively, the call in number is 1-866-540-8136 or 416-340-8010. For those unable to listen to the call live, a taped rebroadcast will be available until midnight on May 22, 2006. To access the rebroadcast, dial 1-800-408-3053 or 416-695-5800, conference ID number 3180458. Also, a supplemental information package containing historical annual and quarterly financial results and operating statistics on the Company can be found on the website under Investor Information/ Investor Documents/Supplemental Information.

The attached statements reflect certain reclassifications to the prior period figures to conform to the 2006 presentation.

Forward-looking Statements
Statements contained in this release other than statements of historical fact, including statements regarding anticipated financial performance, business strategy and management’s plans and objectives for future operations, are forward-looking statements. These forward-looking statements can be identified as such because the statements generally include words such as “expect”, “intend”, “anticipate”, “believe”, “estimate”, “plan” or “objective” or other similar expressions. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, these statements. In addition to the risks and uncertainties related to these statements, other risks and uncertainties are identified in Extendicare Inc.’s or Extendicare Health Services, Inc.’s filings with Canadian and United States securities regulators and include, but are not limited to, the following: changes in the Company’s structure from a sale or reorganization of all or part of Extendicare Inc. from the recently announced initiative by its Board of Directors; changes in the health care industry in general and the long-term care industry in particular because of political and economic influences; changes in regulations governing the industry and the Company’s compliance with such regulations; changes in government funding levels for health care services; resident care litigation, including exposure for punitive damage claims and increased insurance costs, and other claims asserted against the Company; the Company’s ability to maintain and increase census levels; the Company’s ability to attract and retain qualified personnel; the availability and terms of capital to fund the Company’s capital expenditures; changes in competition; and demographic changes. Given these risks and uncertainties, readers are cautioned not to place undue reliance on the Company’s forward-looking statements. All forward-looking statements contained in this report are necessarily estimates reflecting the best judgment of the party making such statements based upon current information, and the Company assumes no obligation to update any forward-looking statement.

For further information, contact:
Extendicare Inc.
Christopher Barnes
Manager, Investor Relations
Phone: (905) 470-5483
Fax: (905) 470-4003
Email: cbarnes@extendicare.com

Visit Extendicare’s Website @ www.extendicare.com

EXTENDICARE HEALTH SERVICES, INC.
Condensed Consolidated Statements of Income

	Three months ended
(thousands of U.S. dollars)	March 31
	2006	2005
Revenues
Nursing and assisted living facilities	299,484	280,862
Outpatient therapy	2,733	2,727
Other	5,116	4,668

	307,333	288,257
Operating and administrative costs	261,125	243,196
Lease costs	5,699	4,509

EBITDA (1)	40,509	40,552
Depreciation and amortization	11,923	9,903
Accretion of retirement obligations	219	–
Interest expense	11,170	8,557
Interest income	(471)	(373)
Valuation adjustment on interest rate caps	(89)	1,298
Loss (gain) on disposal of assets	(81)	(448)
Loss on refinancing and retirement of debt	–	275

Income from continuing operations before income taxes	17,838	21,340
Income tax expense	6,475	8,414

Net income from continuing operations	11,363	12,926

Loss from discontinued operations before income taxes	(2,269)	(1,446)
Income tax benefit on discontinued operations	(935)	(574)

Net loss from discontinued operations	(1,334)	(872)

Net income	10,029	12,054

(1)	EBITDA refers to income from continuing operations before interest, taxes, depreciation, amortization, accretion, valuation adjustment on interest rate caps, loss (gain) on disposal of assets, and loss on refinancing and retirement of debt.

EXTENDICARE HEALTH SERVICES, INC.
Condensed Consolidated Statements of Cash Flows

	Three months ended
(thousands of U.S. dollars)	March 31
	2006	2005
Operating activities
Net income	10,029	12,054
Adjustments to reconcile net income to net cash provided from operating activities
Depreciation and amortization	11,973	10,340
Provision for self-insured liabilities	2,351	1,995
Payments for self-insured liabilities	(3,237)	(4,902)
Amortization of deferred financing costs	513	470
Purchase accounting adjustments:
Amortization of leases and debt	(131)	(83)
Amortization of below market resident leases	(475)	–
Accretion of retirement obligations	219	–
Valuation adjustment on interest rate caps	(89)	1,298
Loss (gain) on disposal of assets	716	(448)
Loss on refinancing and retirement of debt	–	275
Deferred income taxes	1,445	2,518

	23,314	23,517
Changes in assets and liabilities
Accounts receivable	(7,271)	(27,724)
Supplies, inventories and other current assets	935	444
Accounts payable and accrued liabilities	3,160	15,476
Income taxes	(895)	(314)
Current due to shareholder and affiliates	3,049	11,744

Cash provided by operating activities	22,292	23,143

Investing activities
Payments for purchases of property and equipment	(6,583)	(6,340)
Payments for new construction projects	(2,375)	(5,699)
Acquisitions	(24,723)	(137,652)
Proceeds from sale of investments	3,054	–
Proceeds from sale of assets held for sale	1,232	–
Other assets	(248)	1,635

Cash used in investing activities	(29,643)	(148,056)

Financing activities
Proceeds from issuance of long-term debt	–	65,000
Payments of long-term debt	(817)	(19,280)
Net change in line of credit	22,000	48,000
Outstanding checks in excess of bank balance	(13,453)	10,091
Other liabilities	1,396	742

Cash provided by financing activities	9,126	104,553

Increase (decrease) in cash and cash equivalents	1,775	(20,360)
Cash and cash equivalents beginning of period	13,347	29,612

Cash and cash equivalents end of period	15,122	9,252

EXTENDICARE HEALTH SERVICES, INC.
Condensed Consolidated Balance Sheets

	March 31	December 31
(thousands of U.S. dollars)	2006	2005
Assets
Current assets
Cash and cash equivalents	15,122	13,347
Short-term investments	2,750	5,722
Accounts receivable, less allowances of $15,143 and $13,813, respectively	128,252	120,982
Supplies, inventories and other current assets	22,313	23,173
Income taxes receivable	1,464	557
Deferred state income taxes	5,102	4,660
Due from shareholder and affiliates	23,887	26,237

	198,890	194,678
Property and equipment	767,084	750,075
Goodwill and other intangible assets	87,051	85,476
Other assets	29,802	28,563

	1,082,827	1,058,792

Liabilities and Shareholder’s Equity
Current liabilities
Outstanding checks in excess of bank balance	–	13,453
Accounts payable	27,135	29,169
Accrued liabilities	122,859	117,448
Current portion of accrual for self-insured liabilities	12,500	12,500
Current portion of amounts due to shareholder and affiliates	2,978	2,975
Current maturities of long-term debt	4,196	4,142
	169,668	179,687
Long-term debt	536,181	515,084
Accrual for self-insured liabilities	20,806	21,691
Other long-term liabilities	33,841	32,652
Deferred state income taxes	733	479
Due to shareholder and affiliates	18,009	15,755

	779,238	765,348
Shareholder’s equity	303,589	293,444

	1,082,827	1,058,792

EXTENDICARE HEALTH SERVICES, INC.
Financial and Operating Statistics

	Three months ended
	March 31
	2006	2005
Components of Nursing and Assisted Living Facility Revenue (millions)
Nursing	$242.7	$243.0
Assisted living	56.8	37.9

	$299.5	$280.9

Nursing Facility Statistics
Percent of Revenue by Payor Source (same-facility basis)
Medicare	35.7%	33.4%
Private/other	15.9	14.5
Medicaid	48.4	52.1
Average Daily Census by Payor Source (same-facility basis)
Medicare	2,345	2,433
Private/other	1,916	2,000
Medicaid	8,360	8,390

	12,621	12,823

Percent of Average Daily Census by Payor Source (same-facility basis)
Medicare	18.6%	19.0%
Private/other	15.2	15.6
Medicaid	66.2	65.4
Average Revenue per Resident Day by Payor Source (excluding prior period settlement adjustments)
Medicare (Part A and B)	$396.63	$370.69
Private/other	217.30	196.35
Medicaid	150.52	145.04
Medicare Part A only	367.06	340.12

Assisted living facilities average daily census
Same-facility basis	1,245	1,211
Total	7,166	5,298

Average Occupancy (excluding managed facilities) (same-facility basis)
Nursing facilities	92.4%	93.5%
Assisted living facilities	82.4	85.0
Combined nursing and assisted living facilities	91.4	92.7

Average Occupancy (excluding managed facilities)
Nursing facilities	92.4%	93.5%
Assisted living facilities	84.0	88.8
Combined nursing and assisted living facilities	89.2	92.1